Exhibit 99.1

DRAFT ONLY — DO NOT DISTRIBUTE

Contact:	Chuck Corbin
972-821-4970
chuck.corbin@banctec.com

BancTec Announces Sale of Common Stock

Transaction Relieves Debt Burden and Positions Company for Growth

DALLAS (June 27, 2007) — BancTec, Inc., a leading global provider of payment processing, document and content processing and information technology services, announced today that it has completed a recapitalization of the company. The private placement of 46,575,000 shares of common stock will strengthen Banctec’s financial position and enhance its ability to invest in and pursue strategic growth opportunities.

BancTec intends to use the net proceeds of approximately $345,000,000 from the stock sale to prepay all principal and interest on its outstanding senior notes and its sponsor note, as well as to purchase or redeem all outstanding capital stock of the company.  The remainder of the amounts received  will be used to reduce borrowings under its existing revolving credit facility, and to otherwise fund working capital and general corporate operations.

“Today is an exciting turning point for BancTec.  As a result of this transaction, our long-term debt has been eliminated and we are now positioned to make the investments necessary to take our business to the next level,” said J. Coley Clark, BancTec Chairman and CEO.  “We have transitioned from a private company with a single major investor to multiple owners, many of which are institutions focused on companies such as BancTec with growth potential in our industry.”

About BancTec

BancTec helps clients around the world simplify the process of managing their information.  Founded in 1972, the company provides a wide range of solutions for automating complex, high-volume and data-intensive business processes for clients in the financial services, healthcare, manufacturing, government, services and utilities industries.  BancTec’s offerings include business solutions, business process outsourcing, and infrastructure services.  With headquarters in Dallas, BancTec is privately owned and serves clients in 50 countries.  For more information on how BancTec can help you optimize information management, visit www.banctec.com or call 1-800-BANCTEC.

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.   The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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